As filed with the Securities and Exchange Commission on July 16, 2020

Registration No. 333-20421 Registration No. 333-21211 Registration No. 333-68107 Registration No. 333-68484 Registration No. 333-118297 Registration No. 333-189604 Registration No. 333-226166

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-20421
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-21211
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-68107
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-68484
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO.  333-118297
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-189604
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO.  333-226166

UNDER THE SECURITIES ACT OF 1933

STANDARD DIVERSIFIED INC.
(Standard Merger Sub, LLC as successor by merger to Standard Diversified Inc.)
(Exact name of registrant as specified in its charter)

Delaware	56-1581761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
 (Address and Zip Code of Principal Executive Office)

AMENDED AND RESTATED ENSYS ENVIRONMENTAL PRODUCTS, INC. 1995 STOCK INCENTIVE PLAN
STRATEGIC DIAGNOSTICS INC. NON-QUALIFIED STOCK OPTION AGREEMENTS WITH EACH OF JOHN H. TIMONEY, WILLIAM F. EARTHMAN, III, CURTIS LEE SMITH, JR., ROBERT E. FINNIGAN, AND ANDREW C. MIDDLETON
1998 EMPLOYEE STOCK PURCHASE PLAN
STRATEGIC DIAGNOSTICS INC. 2000 STOCK INCENTIVE PLAN
STRATEGIC DIAGNOSTICS INC. STOCK INCENTIVE PLAN
2017 OMNIBUS EQUITY COMPENSATION PLAN
(Full titles of the plans)

James Dobbins, Senior Vice President
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
(502) 778-4421
 (Name, address, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Standard Diversified Inc., a Delaware corporation (the “Company”), deregisters all common shares of beneficial interest of the Company, par value $0.01 per share (the “Common Shares”), that remain unsold under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•
  Registration Statement on Form S-8 (No. 333-20421), which was filed with the Commission on January 24, 1997, pertaining to the registration of 1,700,000 Common Shares issuable under the Amended and Restated Ensys Environmental Products, Inc. 1995 Stock Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-21211), which was filed with the Commission on February 5, 1997, pertaining to the registration of 100,000 Common Shares issuable under the Strategic Diagnostics Inc. Non-Qualified Stock Option Agreements with each of John H. Timoney, William F. Earthman, III, Curtis Lee Smith, Jr., Robert E. Finnigan, and Andrew C. Middleton.

•
  Registration Statement on Form S-8 (No. 333-68107), which was filed with the Commission on November 30, 1998, pertaining to the registration of 661,157 Common Shares issuable under the 1998 Employee Stock Purchase Plan.

•
  Registration Statement on Form S-8 (No. 333-68484), which was filed with the Commission on August 28, 2001, pertaining to the registration of 1,500,000 Common Shares issuable under the Strategic Diagnostics Inc. 2000 Stock Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-118297), which was filed with the Commission on August 17, 2004, pertaining to the registration of 800,000 Common Shares issuable under the Strategic Diagnostics Inc. 2000 Stock Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-189604), which was filed with the Commission on June 26, 2013, pertaining to the registration of 4,000,000 Common Shares issuable under the Strategic Diagnostics Inc. Stock Incentive Plan.

•
Registration Statement on Form S-8 (No. 333-226166), which was filed with the Commission on July 13, 2018, pertaining to the registration of 1,000,000 Common Shares issuable under the 2017 Omnibus Equity Compensation Plan.

Effective on July 16, 2020, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 7, 2020 (the “Merger Agreement”), by and among the Company, Turning Point Brands, Inc. (“TPB”) and Standard Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of TPB (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of TPB.

In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements.  Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on this 16th day of July, 2020.

Standard Merger Sub, LLC
(as successor by merger to Standard Diversified Inc.)

By:	Turning Point Brands, Inc., its sole member

By:	/s/ Robert Lavan
	Name:	Robert Lavan
	Title:	Senior Vice President

*          Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.